BlackRock Maryland Municipal Bond Trust (the “Registrant”)

77Q1(d):

Copies of all constituent instruments defining the rights of the holders of any new class of securities and of any amendments to constituent instruments referred to in answer to sub-item 77I.

A copy of (i) the Registrant's Statement of Preferences of the Registrant’s Series W-7 Variable Rate Demand Preferred Shares and (ii) the Registrant’s Series W-7 Variable Rate Demand Preferred Shares Notice of Special Rate Period dated June 14, 2012 and filed with the Registrant’s books and records are attached under sub-item 77Q1(a).